Exhibit 99.1

Pure Biofuels Corp.

Closes Share Exchange Agreement with Pure Biofuels del Peru SAC

Vancouver, British Columbia, September 15, 2006 – Pure Biofuels Corp. (OTCBB: PBOF) (“Pure Biofuels” or the “Company”) is pleased to announce that it has closed the Share Exchange Agreement with Pure Biofuels del Peru SAC (“Pure Biofuels Peru”) and its shareholders. Pursuant to the terms of the Share Exchange Agreement, the Company acquired approximately 99.9% of the issued and outstanding shares of common stock in the capital of Pure Biofuels Peru, in exchange for the issuance of 29,999,970 common shares in the capital of the Company.

The Company intends to close a private placement equity financing of no less than $6 million by October 31, 2006. The shares issued in connection with the acquisition have not been, and the shares issued in connection with the proposed private placement will not be, registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

The Company’s Chief Executive Officer, Luis Goyzueta, states “by completing this share exchange agreement, Pure Biofuels Corp. is poised to commence execution on schedule of the planned 48,000 glns/day refinery in Peru.”

About Pure Biofuels

Pure Biofuels is committed to being a leader in Latin America’s rapidly emerging biofuels industry. Pure Biofuels’ flagship project, the Callao Port biodiesel refinery near Lima, Peru, is scheduled to commence production in August 2007. The Callao Port refinery will process 48,000 gallons of biodiesel per day from crude palm oil feedstock. Pure Biofuels has secured pre-sale agreements with local fuel distributors for all of Callao Port’s 16.8 million gallons of annual biodiesel production. Pure Biofuels trades under the symbol PBOF.OB on the OTC Bulletin Board.

About Biodiesel

Biodiesel is a clean and renewable energy source derived from vegetable oil that can be used in unmodified diesel engines. Biodiesel improves overall engine performance, is 100% compatible with existing diesel vehicles and infrastructure and has proven reliable in over 50 million miles road testing. Biodiesel significantly reduces harmful exhaust emissions which contribute to global warming, is non-toxic at any level and is the first and only fuel to have passed the Clean Air Act. The United Nations expects biofuels to account for a full 25% of world energy needs by 2025.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) the Company intends to close a private placement equity financing by October 31, 2006; (ii) Pure Biofuels Corp. is poised to commence execution on schedule of the planned 48,000 glns/day refinery in Peru; and (iii) Pure Biofuels’ flagship project, the Callao Port biodiesel refinery near Lima, Peru, is scheduled to commence production in August 2007.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (i) Pure Biofuels’ ability to close the private placement; (ii) Pure Biofuels’ ability to raise the necessary capital to complete construction of the biodiesel refinery; (iii) Pure Biofuels’ ability to obtain any necessary government, regulatory or other permits or approvals; (iv) Pure Biofuels’ ability to operate effectively in a highly competitive industry with many participants; (v) Pure Biofuels’ ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; (vi) Pure Biofuels’ ability to protect their intellectual property rights and exposure to infringement claims by others; (vii) Pure Biofuels’ ability to operate the biodiesel refinery, if and when construction is completed, efficiently, without work stoppages, labour disputes, equipment/mechanical break-downs, political, economic and social unrest and in compliance with new governmental regulations; and (viii) compliance with environmental, health and safety laws. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

For more information contact:

David Clifton

Tel: 778.895.3595